Exhibit 10.1

AMENDMENT NUMBER l TO EMPLOYMENT AGREEMENT FOR
William G. Fontenot

WHEREAS, Cleco Corporate Holdings LLC, together with its affiliates, Cleco Group LLC and Cleco Power (collectively, the “Company”) and William G. Fontenot (the “Executive”) previously entered into the Employment Agreement effective January 1, 2018 (the “Agreement”); and
WHEREAS, the Company and Executive may change the Agreement pursuant to Section 24 thereof by a written document duly signed and executed both parties; and
WHEREAS, Executive has been awarded certain benefits and/or compensation pursuant to the terms of the Agreement, the Company’s Supplemental Executive Retirement Plan, as amended (the “SERP”), as well as the Company’s Long Term Incentive Plan effective as January 1, 2018, as amended, and awards or grants thereunder (the “LTIP”); and
WHEREAS, the Company and Executive have agreed to amend the Agreement effective October 17, 2025 to provide for additional vesting of LTIP Incentives such that Executive shall vest in 100% of outstanding LTIP Incentives granted before the year of his Retirement and on a Pro-Rata basis with respect to the outstanding LTIP Incentive granted for the year of his Retirement, under Section 6.2(d)(2) of the LTIP, rather than Pro-Rata vesting for all outstanding LTIP Incentives under LTIP Section 6.2(d)(3), if and only if Executive remains employed by the Company through the last day of the Retention Period as defined in the Company's 2025 Executive Retention Plan (the “Retention Period”) or if he is Involuntarily Terminated without Cause or Voluntarily Separates from Service for Good Reason within such Retention Period; and
NOW THEREFORE, effective as of October 17, 2025, Section 2(c) of the Agreement is revised in its entirety to read as follows:
(c) Long-Term Incentive Opportunity. The Executive shall be eligible to receive cash long-term incentive awards during the Term (“LTIP Awards”) under the Company’s Long Term Incentive Plan (“LTIP”). Any LTIP Award will be paid in a cash lump sum payment between January 1 and March 15 following the end of the applicable performance period, and subject to the terms of the LTIP that are applicable to other executives of the Company, including requirements as to continued employment, except as otherwise stated herein. Nothing in this Agreement shall prevent the Company from amending or terminating the LTIP from time to time. Notwithstanding anything to the contrary herein or in the LTIP, the Executive shall vest in accordance with Section 6.2(d)(2) of the LTIP upon Retirement, and Section 6.2(d)(3) of the LTIP shall not apply to Executive, if Executive remains employed by the Company through the last day of the Retention Period as defined in the Company’s 2025 Executive Retention Plan (the

“Retention Period”) or if he is Involuntarily Terminated without Cause or Voluntarily Separates from Service for Good Reason within such Retention Period. For the avoidance of doubt, in the event that Executive meets the retention objective described above, upon Retirement Executive shall vest in 100% outstanding LTIP Incentives awarded for the years prior to Executive’s Retirement, and in a Pro-Rata portion of the outstanding LTIP Incentive awarded for the year of the Executive’s Retirement, notwithstanding the fact that Executive may be entitled to a grandfathered Supplemental Executive Retirement Plan (“SERP”) benefit when he Retires. To the extent not otherwise defined in this paragraph, any capitalized term in this paragraph shall carry the definition ascribed to it under the LTIP.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 17th day of October 2025.

CLECO GROUP LLC, CLECO CORPORATE HOLDINGS LLC, AND CLECO POWER LLC

By: /s/ Sybil Montegut

Sybil Montegut
Chief Administrative & Sustainability Officer

EXECUTIVE
By: /s/ William G. Fontenot
William G. Fontenot
Chief Executive Officer